EXHIBIT 99.1

LendingClub Reports Second Quarter and Full Year 2017 Results
LendingClub returns to growth; revenue up 35% Year-Over-Year, 12% Quarter-Over-Quarter to $139.6 million

SAN FRANCISCO - August 7, 2017 - LendingClub (NYSE: LC), America’s largest online marketplace connecting borrowers and investors, today announced financial results for the second quarter ended June 30, 2017 and provided guidance for the third quarter and full year 2017.

	Three Months Ended			Six Months Ended June 30,
($ in millions)	June 30, 2017	March 31, 2017	June 30, 2016	2017	2016
Originations	$2,147.3	$1,958.7	$1,955.4	$4,106.1	$4,705.4
Net Revenue	$139.6	$124.5	$103.4	$264.1	$255.7
Consolidated Net Income (Loss)	$(25.4)	$(29.8)	$(81.4)	$(55.3)	$(77.2)
Adjusted EBITDA (1) (2)	$4.5	$0.2	$(29.1)	$4.7	$(2.8)

(1)	Adjusted EBITDA is a non-GAAP financial measure. Please see the discussion below under the heading “Non-GAAP Measures” and the reconciliation at the end of this release.

(2)	Amounts for the three and six month periods ended June 30, 2016 have been reclassified to conform to the current period presentation.

“It’s great to be back to growth. Our second quarter results demonstrate the power of the LendingClub platform and the capability of our team to execute,” said Scott Sanborn, LendingClub CEO. “We are excited about the momentum building in the business and the massive opportunity that lies ahead.”

Key accomplishments and developments in the second quarter across the LendingClub platform include:

Borrowers

•	Achieved 10% sequential growth to over $2.1 billion in originations, driven by strong borrower demand

•	Successfully launched multiple conversion initiatives, including pricing optimization and a redesigned website

•	Improved sales and marketing efficiency by over 7% sequentially

•	Credit continues to perform in line with expectations as observed in both vintage and portfolio trends

Investors

•	Successfully executed the first self-sponsored securitization thereby opening a new funding source, expanding the investor base with 20 new investors, and generating a new repeatable revenue stream

•	Record number of managed accounts and institutional investors participating on the platform in the quarter

•	Successfully launched new iOS mobile application for retail investors

Second Quarter 2017 Financial Highlights

“We closed Q2 with the second highest revenue in our company's history and returned to Adjusted EBITDA profitability. Based on the second quarter results and how we are tracking against our initiatives, we are raising our financial outlook for the year,” said Tom Casey, LendingClub CFO.

EXHIBIT 99.1

Originations – Loan originations in the second quarter of 2017 were $2.15 billion, up 10% from both the first quarter of 2017 and compared to the same quarter last year.

Net Revenue – Net revenue in the second quarter of 2017 was $139.6 million, up 12% sequentially and up 35% compared to the same quarter last year, driven primarily by higher loan volumes. In addition, net revenue as a percent of originations, or revenue yield, was 6.50% in the second quarter, up 14 basis points sequentially, driven primarily by revenue related to the securitization program that was commenced in the second quarter.

Consolidated Net Income (Loss) – GAAP net loss was $(25.4) million for the second quarter of 2017, improving $4.4 million compared to the first quarter of 2017 and improving $55.9 million compared to the same quarter last year. The decrease in loss from the first quarter to the second quarter of 2017 was primarily due to a $15.1 million increase in revenue, offset by higher general and administrative expenses as a result of a lower insurance reimbursement of $2.4 million in the second quarter compared to a $9.6 million reimbursement in the first quarter.

Adjusted EBITDA (3) – Adjusted EBITDA was $4.5 million in the second quarter of 2017, improving $4.3 million from the first quarter of 2017 and improving $33.6 million from the same quarter last year. The increase in Adjusted EBITDA from the first quarter to the second quarter of 2017 was primarily due to a $15.1 million increase in revenue, offset by higher general and administrative expenses as a result of a lower insurance reimbursement of $2.4 million in the second quarter compared to a $9.6 million reimbursement in the first quarter.

Earnings Per Share (EPS) – Basic and diluted EPS attributable to LendingClub was $(0.06) for the second quarter of 2017, compared to basic and diluted EPS attributable to LendingClub of $(0.07) in the first quarter of 2017 and $(0.21) in the same quarter last year.

Adjusted EPS (3) – Adjusted EPS was $(0.01) for the second quarter of 2017, compared to adjusted EPS of $(0.02) in the first quarter of 2017 and $(0.09) in the same quarter last year.

Cash, Cash Equivalents and Securities Available for Sale – As of June 30, 2017, cash, cash equivalents and securities available for sale totaled $764 million, with no outstanding debt.

Outlook
Based on the information available as of August 7, 2017, LendingClub has increased its guidance for the full year and third quarter 2017:

Full Year 2017
Total Net Revenue in the range of $585 million to $600 million.
Net Income (Loss) in the range of $(69) million to $(61) million.
Adjusted EBITDA(3) in the range of $50 million to $58 million.
Reconciling Items between net loss and non-GAAP adjusted EBITDA consisting of stock-based compensation of approximately $75 million, depreciation and amortization and other net adjustments of approximately $44 million.

Third Quarter 2017
Total Net Revenue in the range of $154 million to $159 million.
Net Income (Loss) in the range of $(12) million to $(8) million.
Adjusted EBITDA(3) in the range of $18 million to $22 million.
Reconciling Items between net loss and non-GAAP adjusted EBITDA consisting of stock-based compensation of approximately $19 million, depreciation and amortization and other net adjustments of approximately $11 million.

EXHIBIT 99.1

(3)
Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures. Adjusted EBITDA for the prior period has been reclassified to conform to the current period presentation. Please see discussion below under the heading “Non-GAAP Measures” and the reconciliations at the end of this release.

About LendingClub

LendingClub was founded to transform the banking system to make credit more affordable and investing more rewarding. Today, LendingClub’s online credit marketplace connects borrowers and investors to deliver more efficient and affordable access to credit. Through its technology platform, LendingClub is able to create cost efficiencies and passes those savings onto borrowers in the form of lower rates and to investors in the form of solid returns. LendingClub is based in San Francisco, California. Currently, residents of the following states may invest in LendingClub notes: AL, AR, AZ, CA, CO, CT, DC, DE, FL, GA, HI, IA, ID, IL, IN, KS, KY, LA, MA, ME, MD, MI, MN, MO, MS, MT, ND, NE, NH, NJ, NV, NY, OK, OR, RI, SC, SD, TN, TX, UT, VA, VT, WA, WI, WV, or WY. All loans are made by federally regulated issuing bank partners. More information is available at https://www.lendingclub.com.

Conference Call and Webcast Information

The LendingClub second quarter 2017 webcast and teleconference is scheduled to begin at 2:00 p.m. Pacific Time on Monday, August 7, 2017. A live webcast of the call will be available at http://ir.lendingclub.com under the Events & Presentations menu. To access the call, please dial +1 (888) 317-6003, or outside the U.S. +1 (412) 317-6061, with conference ID 3610198, ten minutes prior to 2:00 p.m. Pacific Time (or 5:00 p.m. Eastern Time). An audio archive of the call will be available at http://ir.lendingclub.com. An audio replay will also be available on August 7, 2017, until August 14, 2017, by calling +1 (877) 344-7529 or +1 (412) 317-0088, with Conference ID 10110646 LendingClub has used, and intends to use, its investor relations website, Blog (http://blog.lendingclub.com), Twitter handle (@LendingClub) and Facebook page (https://www.facebook.com/LendingClubTeam) as a means of disclosing material non-public information and to comply with its disclosure obligations under Regulation FD.

Contacts

For Investors:
IR@lendingclub.com

Media Contact:
PR@lendingclub.com

EXHIBIT 99.1

Non-GAAP Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: contribution, contribution margin, adjusted EBITDA, adjusted EBITDA margin, and adjusted EPS. Our non-GAAP measures do have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under GAAP.

We believe these non-GAAP measures provide management and investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures.

In particular, we believe contribution and contribution margin are useful measures of direct product profitability because the measures illustrate the relationship between the costs most directly associated with revenue generating activities and the related revenue, and the effectiveness of the direct costs in obtaining revenue. We believe that adjusted EBITDA and adjusted EBITDA margin are important measures of operating performance because it allows for the comparison of our core operating results, including our return on capital and operating efficiencies, from period to period by removing the impact of depreciation and amortization in our asset base, other non-operating, and share-based compensation, tax consequences, and our capital structure (interest expense from any outstanding debt). We believe adjusted EPS is a useful measure used by investors and analysts in our sector because the exclusion of non-cash items like stock-based compensation and amortization of intangibles is a customary adjustment, and such expenses can vary significant due to many factors unrelated to the business. We believe investor fee revenue associated with the servicing portfolio excluding fair market value accounting adjustments is a useful measure because it reflects the amount of fees actually collected and represents the true economic benefit of our servicing arrangements.

There are a number of limitations related to the use of these non-GAAP financial measures versus their most comparable GAAP measure. In particular, many of the adjustments to derive the non-GAAP financial measures reflect the exclusion of items, specifically stock-based compensation expense, amortization of intangible assets, and the related income tax effects of the aforementioned exclusions that are recurring and will be reflected in our financial results for the foreseeable future. Other companies, including companies in our industry, may calculate these measures differently, which may reduce their usefulness as a comparative measure.

For more information on our non-GAAP financial measures and a reconciliation of such measures to the nearest GAAP measure, please see the “Reconciliation of GAAP to Non-GAAP Measures” tables at the end of this release.

Safe Harbor Statement

Some of the statements above, including statements regarding investor demand and anticipated future financial results are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward statements include: the outcomes of pending governmental investigations and pending or threatened litigation, which are inherently uncertain; the impact of management changes and the ability to continue to retain key personnel; ability to achieve cost savings from recent restructurings; the Company’s ability to continue to attract and retain new and existing retail and institutional investors; competition; overall economic conditions; demand for the types of loans facilitated by the Company; default rates and those factors set forth in the section titled “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, each filed with the SEC. The Company may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. The Company does not assume any obligation

EXHIBIT 99.1

to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Information in this press release is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Additional information about LendingClub is available in the prospectus for LendingClub’s notes, which can be obtained on LendingClub’s website at https://www.lendingclub.com/info/prospectus.action.

*****

LENDINGCLUB CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net revenue:
Transaction fees	$107,314	$96,605	$206,006	$221,113
Investor fees (1)	21,116	14,656	42,296	35,143
Other revenue (expense) (1)	4,223	(9,910)	6,444	(3,807)
Interest income	157,260	179,685	318,256	357,564
Interest expense	(150,340)	(177,596)	(308,947)	(354,279)
Net interest income	6,920	2,089	9,309	3,285
Total net revenue	139,573	103,440	264,055	255,734
Operating expenses: (2)
Sales and marketing	55,582	49,737	110,165	116,312
Origination and servicing	21,274	20,934	41,723	40,132
Engineering and product development	35,718	29,209	71,478	53,407
Other general and administrative	52,495	53,457	96,069	91,492
Goodwill impairment	—	35,400	—	35,400
Total operating expenses	165,069	188,737	319,435	336,743
Income (loss) before income tax expense	(25,496)	(85,297)	(55,380)	(81,009)
Income tax (benefit) expense	(52)	(3,946)	(92)	(3,795)
Consolidated net loss	(25,444)	(81,351)	(55,288)	(77,214)
Less: Income attributable to noncontrolling interests	10	—	10	—
LendingClub net loss	$(25,454)	$(81,351)	$(55,298)	$(77,214)
Net loss per share attributable to LendingClub:
Basic	$(0.06)	$(0.21)	$(0.14)	$(0.20)
Diluted	$(0.06)	$(0.21)	$(0.14)	$(0.20)
Weighted-average common shares – Basic	406,676,996	382,893,402	403,510,351	381,794,090
Weighted-average common shares – Diluted	406,676,996	382,893,402	403,510,351	381,794,090

(1)
In the first quarter of 2017, the Company aggregated the revenue previously reported as “Servicing fees” and “Management fees” into “Investor fees.” Additionally, the Company aggregated “Fair value adjustments - loans, loans held for sale, notes and certificates” into “Other revenue (expense).” These changes had no impact to “Total net revenue.” Prior period amounts have been reclassified to conform to the current period presentation.

(2)	Includes stock-based compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Sales and marketing	$1,967	$1,413	$4,266	$3,317
Origination and servicing	1,354	963	2,770	1,709
Engineering and product development	5,773	4,480	12,361	8,203
Other general and administrative	9,994	6,591	19,189	15,239
Total stock-based compensation expense	$19,088	$13,447	$38,586	$28,468

LENDINGCLUB CORPORATION
OPERATING HIGHLIGHTS
(In thousands, except percentages and number of employees, or as noted)
(Unaudited)

						June 30, 2017
	Three Months Ended					% Change
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	Q/Q	Y/Y
Operating Highlights:
Loan originations (in millions)	$1,955	$1,972	$1,987	$1,959	$2,147	10%	10%
Net revenue	$103,440	$114,556	$130,522	$124,482	$139,573	12%	35%
Consolidated net income (loss)	$(81,351)	$(36,486)	$(32,269)	$(29,844)	$(25,444)	15%	(69)%
Contribution (1) (2)	$35,145	$56,035	$60,736	$53,165	$66,038	24%	88%
Contribution margin (1) (2)	34.0%	48.9%	46.5%	42.7%	47.3%	N/M	N/M
Adjusted EBITDA (1) (2)	$(29,067)	$(9,200)	$(880)	$161	$4,493	N/M	(115)%
Adjusted EBITDA margin (1) (2)	(28.1)%	(8.0)%	(0.7)%	0.1%	3.2%	N/M	N/M
EPS - diluted	$(0.21)	$(0.09)	$(0.08)	$(0.07)	$(0.06)	14%	N/M
Adjusted EPS - diluted (1)	$(0.09)	$(0.04)	$(0.02)	$(0.02)	$(0.01)	50%	N/M
Originations by Investor Type:
Managed accounts	35%	55%	43%	33%	31%
Self-directed	17%	14%	13%	15%	13%
Banks	28%	13%	31%	40%	44%
Other institutional investors	20%	18%	13%	12%	12%
Total	100%	100%	100%	100%	100%
Originations by Program:
Personal loans - standard program	74%	71%	74%	74%	72%
Personal loans - custom program	15%	18%	16%	15%	18%
Other - custom program (3)	11%	11%	10%	11%	10%
Total	100%	100%	100%	100%	100%
Servicing Portfolio by Method Financed (in millions, at end of period):
Notes	$1,816	$1,818	$1,795	$1,779	$1,740	(2)%	(4)%
Certificates	2,914	2,840	2,752	2,516	2,281	(9)%	(22)%
Whole loans sold	5,981	6,242	6,542	6,731	7,081	5%	18%
Other (4)	36	34	28	27	49	81%	36%
Total	$10,747	$10,934	$11,117	$11,053	$11,151	1%	4%
Employees and contractors (5)	1,499	1,464	1,530	1,599	1,627	2%	9%
Notes:
N/M Not meaningful.

(1)	Represents a non-GAAP measure. See “Reconciliation of GAAP to Non-GAAP Measures.”

(2)	Prior to the three months ended March 30, 2017 amounts have been adjusted to conform to the current period presentation. See “Condensed Consolidated Statements of Operations” for further details.

(3)	Comprised of education and patient finance loans, small business loans, and small business lines of credit which are less than 10% of the volumes presented individually.

(4)	Includes loans invested in by the Company for which there are no associated notes or certificates.
(5)     As of the end of each respective period.

LENDINGCLUB CORPORATION
SELECT FINANCIAL HIGHLIGHTS
(In thousands, except percentages or as noted)
(Unaudited)

						June 30, 2017
	Three Months Ended					% Change
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	Q/Q	Y/Y
Select Balance Sheet Information (in millions, at end of period):
Cash and cash equivalents	$573	$521	$516	$534	$539	1%	(6)%
Securities available for sale	$259	$279	$287	$247	$225	(9)%	(13)%
Total	$832	$800	$803	$781	$764	(2)%	(8)%

Loans	$4,408	$4,412	$4,312	$4,027	$3,797	(6)%	(14)%
Notes and certificates	$4,416	$4,420	$4,321	$4,034	$3,806	(6)%	(14)%

Total assets	$5,622	$5,608	$5,563	$5,232	$5,029	(4)%	(11)%

Total equity	$988	$977	$976	$972	$984	1%	—%

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	June 30, 2016	June 30, 2017
Contribution reconciliation:
Consolidated net loss	$(81,351)	$(36,486)	$(32,269)	$(29,844)	$(25,444)	$(77,214)	$(55,288)
Engineering and product development expense	29,209	29,428	32,522	35,760	35,718	53,407	71,478
Other general and administrative expense	53,457	58,940	56,740	43,574	52,495	91,492	96,069
Goodwill impairment	35,400	1,650	—	—	—	35,400	—
Stock-based compensation expense	2,376	2,712	3,967	3,715	3,321	5,026	7,036
Income tax (benefit) expense	(3,946)	(209)	(224)	(40)	(52)	(3,795)	(92)
Contribution (1)	$35,145	$56,035	$60,736	$53,165	$66,038	$104,316	$119,203
Total net revenue	$103,440	$114,556	$130,522	$124,482	$139,573	$255,734	$264,055
Contribution margin (1)	34.0%	48.9%	46.5%	42.7%	47.3%	40.8%	45.1%
Adjusted EBITDA reconciliation:
Consolidated net loss	$(81,351)	$(36,486)	$(32,269)	$(29,844)	$(25,444)	$(77,214)	$(55,288)
Acquisition and related expense (2)	293	294	294	293	56	586	349
Depreciation expense:
Engineering and product development	4,917	5,362	6,134	7,794	8,483	9,410	16,277
Other general and administrative	993	1,104	1,213	1,298	1,305	1,899	2,603
Amortization of intangible assets	1,180	1,163	1,161	1,162	1,057	2,436	2,219
Goodwill impairment	35,400	1,650	—	—	—	35,400	—
Stock-based compensation expense	13,447	17,922	22,811	19,498	19,088	28,468	38,586
Income tax (benefit) expense	(3,946)	(209)	(224)	(40)	(52)	(3,795)	(92)
Adjusted EBITDA (1)	$(29,067)	$(9,200)	$(880)	$161	$4,493	$(2,810)	$4,654
Total net revenue	$103,440	$114,556	$130,522	$124,482	$139,573	$255,734	$264,055
Adjusted EBITDA margin (1)	(28.1)%	(8.0)%	(0.7)%	0.1%	3.2%	(1.1)%	1.8%
Notes:

(1)
Beginning in the first quarter of 2017, contribution and adjusted EBITDA include interest revenue to capture the full spectrum of revenue the Company expects to generate. Prior period amounts have been reclassified to conform to the current period presentation.

(2)
Represents amounts related to costs for due diligence related to past business acquisitions including those the Company reviewed and determined not to pursue a transaction, as well as incremental compensation expense required to be paid under the purchase agreement to retain key former shareholder employees of an acquired business.

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	June 30, 2016	June 30, 2017
Adjusted net loss reconciliation:
LendingClub net loss	$(81,351)	$(36,486)	$(32,269)	$(29,844)	$(25,454)	$(77,214)	$(55,298)
Acquisition and related expense (1)	293	294	294	293	56	586	349
Stock-based compensation expense	13,447	17,922	22,811	19,498	19,088	28,468	38,586
Amortization of acquired intangible assets	1,180	1,163	1,161	1,162	1,057	2,436	2,219
Goodwill impairment	35,400	1,650	—	—	—	35,400	—
Income tax (benefit) expense	(3,946)	(209)	(114)	—	—	(3,795)	—
Adjusted LendingClub net loss	$(34,977)	$(15,666)	$(8,117)	$(8,891)	$(5,253)	$(14,119)	$(14,144)
Adjusted EPS - diluted	$(0.09)	$(0.04)	$(0.02)	$(0.02)	$(0.01)	$(0.04)	$(0.04)
Non-GAAP diluted shares reconciliation:
GAAP diluted shares (2)	382,893	391,453	395,877	400,309	406,677	381,794	403,510
Other dilutive equity awards (3)	—	—	—	—	—	—	—
Non-GAAP diluted shares	382,893	391,453	395,877	400,309	406,677	381,794	403,510
Notes:

(1)
Represents amounts related to costs for due diligence related to past business acquisitions including those the Company reviewed and determined not to pursue a transaction, as well as incremental compensation expense required to be paid under the purchase agreement to retain key former shareholder employees of an acquired business.

(2)	Equivalent to the basic and diluted shares reflected in the quarterly EPS calculations.

(3)
Other dilutive equity awards include assumed exercises of unvested stock options, net of assumed repurchases computed under the treasury method, which were excluded from GAAP net loss per share as their impact would have been anti-dilutive, but are included in adjusted net loss per share as the impact was dilutive.